As filed with the Securities and Exchange Commission on November 8, 2002	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IQ POWER TECHNOLOGY INC.
(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of organization	(I.R.S. Employer Identification No.)

Suite 708-A, 1111 West Hastings Street Vancouver, British Columbia Canada V6E 2J3
Address of Principal Executive Offices

iQ Power Technology Inc. 2001 Stock Incentive Plan,
as amended and restated (the “Incentive Plan”)

iQ Power Technology Inc. 1998 Stock Option Plan,
as amended and restated (the “Option Plan”)

(Full title of the plan)

Evergreen Corporate Services, Inc. 31635 36th Avenue S.W. Federal Way, Washington 98023-2105
Name and address of agent for service

(253) 838-4427
(Telephone number, including area code, of agent for service) address of agent for services

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares under the Option Plan					1,251,000 shares	$ 0.525(2)	$ 656,775	$ 60.50
Common Shares under the Incentive Plan					1,000,000 shares	$ 0.525(2)	$ 525,000	$ 48.30
Total					2,251,000 shares(3)		$ 1,181,775	$ 108.80

(1)	Common Shares, without par value, offered by the Registrant pursuant to the Plans described herein.
(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on November 5, 2002, as quoted on the NASD Over-The-Counter Bulletin Board Market, which was $ 0.525 per share.

(3)

An additional 3,448,000 common shares issuable upon exercise of options granted under the Registrant’s 1998 Stock Option Plan, as amended, were previously registered pursuant to Registration Statement No. 333-84453 filed on August 4, 1999; Registration Statement No. 333-54580 filed on January 30, 2001; and Registration Statement No. 333-65848 filed on July 25, 2001. An additional 1,500,000 common shares issuable under the Registrant’s Incentive Plan, as amended, were previously registered pursuant to Registration Statement No. 333-65848 filed on July 25, 2001.

EXPLANATORY NOTES

On August 4, 1999, iQ Power Technologies Inc. (the “Registrant”), filed a Registration Statement on Form S-8 (SEC File No. 333-84453) to register 1,918,000 common shares, no par value (“Common Shares”), issuable upon exercise of stock options granted by the Registrant under its 1998 Stock Option Plan, as amended.

On January 30, 2001, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-54580) to register an additional 46,000 Common Shares issuable upon exercise of stock options granted by the Registrant under its second amendment to its 1998 Stock Option Plan.

On July 25, 2001, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-65848) to register the 1,499,000 additional Common Shares issuable upon exercise of stock options granted by the Registrant under its third amendment, and to its 1998 Stock Option Plan issuable by the Registrant under its 2001 Incentive Plan.

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 to register 1,251,000 additional Common Shares issuable upon exercise of stock options authorized to be granted by the Registrant under an amendment and restatement of the 1998 Stock Option Plan, which was approved by the Registrant’s board of directors on June 3, 2002 and the Registrant’s shareholders on June 25, 2002, and 1,000,000 additional Common Shares issuable by the Registrant under an amendment and restatement of the Registrant’s 2001 Incentive Plan, which was approved by the Registrant’s board of directors on June 3, 2002 and the Registrant’s shareholders on June 28, 2002. A total of 2,251,000 Common Shares are being registered on this Form S-8.

PART I.   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

    (a)        The Registrant’s latest annual report on Form 10-KSB filed on April 1, 2002, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

    (b)        All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant’s latest annual report incorporated by reference herein pursuant to (a) above.

    (c)        The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A filed with the Securities and Exchange Commission on May 21, 1999, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not Applicable

Item 5.   Interests of Named Experts and Counsel.

Gregory A. Sasges, a director and shareholder of the Registrant, is also a principal in the law firm of Gregory A. Sasges Law Corp., the Registrant’s Canadian legal counsel. Gregory A. Sasges Law Corp. has rendered an opinion in connection with the filing of this registration statement.

Item 6.   Indemnification of Directors and Officers.

The By-laws of the Registrant provide that, subject to the Canada Business Corporations Act (the “CBCA”), the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses reasonably incurred by him in respect of certain actions or proceedings to which he is made a party by reason of his office, if he met certain specified standards of conduct and shall also indemnify any such person in such other circumstances as the CBCA or law permits or requires.

Under the CBCA, except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

The Registrant is considering obtaining Director’s and Officer’s Liability Insurance for its directors, but it does not currently maintain Director’s and Officer’s Liability Insurance.

Item 7.   Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

Exhibit Number	Description

4.1	The iQ Power Technology Amended and Restated 1998 Stock Option Plan

4.2	iQ Power Technology Amended and Restated 2001 Incentive Plan

5.1	Opinion of Gregory A. Sasges Law Corp.

23.1	Consent of Deloitte & Touche GmbH Wirtschaftsprufungsgesellschaft

23.2	Consent of Gregory A. Sasges Law Corp. (Included in Exhibit 5.1)

24.1	Power of Attorney (See page II-5 of this registration statement)

Item 9.  Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)                      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)                      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2)                      That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Unterhaching, Germany, on this 6th day of November, 2002.

IQ POWER TECHNOLOGY INC.

By: /s/ Peter E. Braun Peter E. Braun, President and Chief Executive Officer (Principal Executive Officer)

By: /s/ Marco Graf von Matuschka Marco Graf von Matuschka, Finance and Controlling Office of iQ Battery Research & Development GmbH

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gunther C. Bauer and Russ French, or any of them, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter E. Braun Peter E. Braun	President, Chief Executive Officer and Director	October 31, 2002

/s/ Dr. Gunther C. Bauer Dr. Gunther C. Bauer	Vice-President, Research & Development and Director	October 31, 2002

/s/ Russel French Russel French	Director	October 31, 2002

/s/ Hans Ambos Hans Ambos	Director	October 30, 2002

/s/ Gregory A. Sasges Gregory A. Sasges	Director	October 31, 2002

John Lawson	Director

/s/ Kenneth Sam Kenneth Sam	Authorized U.S. Representative	November 6, 2002

EXHIBIT INDEX

Exhibit Number	Description

4.1	The iQ Power Technology Amended and Restated 1998 Stock Option Plan

4.2	iQ Power Technology Amended and Restated 2001 Incentive Plan

5.1	Opinion of Gregory A. Sasges Law Corp.

23.1	Consent of Deloitte & Touche GmbH Wirtschaftsprufungsgesellschaft

23.2	Consent of Gregory A. Sasges Law Corp. (Included in Exhibit 5.1)

24.1	Power of Attorney (See page II-5 of this registration statement)